Exhibit 10.2

LIMITED WAIVER AND AMENDMENT NO. 1 REGARDING CREDIT AGREEMENT

This LIMITED WAIVER AND AMENDMENT NO. 1 REGARDING CREDIT AGREEMENT (this “Agreement”) entered into and effective as of this 9th day of December, 2009, is by and among SAGENT PHARMACEUTICALS, a Wyoming corporation (“Borrower”) and MIDCAP FUNDING I, LLC, a Delaware limited liability company (“MCF”) as Agent (in such capacity, “Agent”) and as the sole Lender (in such capacity, “Lender”).

RECITALS:

WHEREAS, Borrower, any additional borrower that may hereafter be added, Agent and Lenders are parties to that certain Credit Agreement dated as of June 16, 2009 (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make loans and other extensions of credit to Borrower in accordance with the terms thereof;

WHEREAS, Borrower wishes and Agent is willing, to provide a limited waiver in respect of the Credit Agreement, subject to the terms and conditions of this Agreement;

WHEREAS, in consideration of Agent granting such limited waiver, Borrower, Agent and Lenders agree to amend the Credit Agreement pursuant to the terms hereof; and

WHEREAS, this Agreement shall constitute a Financing Document, these Recitals shall be construed as part of this Agreement and capitalized terms used but not otherwise defined in this Agreement shall have the meanings described to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Limited Waiver. Borrower acknowledges that Borrower failed to comply with the minimum Net Invoiced Revenues financial covenant test set forth in Section 6.2 of the Credit Agreement for the Defined Period ending September 30, 2009 (the “Subject Event of Default”). Agent hereby waives, effective as of the date hereof, compliance with the aforementioned section of the Credit Agreement for the Defined Period ending September 30, 2009. The foregoing waiver is expressly limited to the Subject Event of Default and shall not affect any breach of the subject provisions for any other period.

Section 2 Replacement of Net Invoiced Revenues Amount for Certain Defined Periods. Agent hereby notifies Borrower that, for the Defined Periods ending October 31, 2009, November 30, 2009 and December 31, 2009, the minimum Net Invoiced Revenues referenced in Section 6.2 of the Credit Agreement shall be $0.

Section 3 Amendments to Credit Agreement.

(a) Section 6.2 of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

“Minimum Net Invoiced Revenues. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Net Invoiced Revenues for any twelve month trailing period preceding, and ending as of, the end of each calendar month below (which shall be the Defined Period) shall be less than the amounts set forth below (or any lower amount identified in writing by Agent):

Period	Net Invoiced Revenues
April, 2009	$20,625,701
May, 2009	$21,772,297
June, 2009	$23,110,791
July, 2009	$25,574,435
August, 2009	$26,807,796
September, 2009	$31,708,001
October, 2009	$0
November, 2009	$0
December, 2009	$0

Agent shall, in its sole discretion, determine and set Borrowers’ minimum Net Invoiced Revenues for each calendar quarter during 2010. Agent shall take into consideration financial projections delivered by Borrowers provided that such projections are received by Agent no later than February 26, 2010, and Agent shall consult with Borrowers in determining the 2010 minimum Net Invoiced Revenues, but Agent shall make such determination in its sole discretion. Agent shall set Borrowers’ minimum Net Invoiced Revenues for each calendar quarter during 2011 at an amount equal to 70% of the 2011 board-approved plan, which shall be delivered to Agent on or before December 31, 2010, which plan shall call for annual revenue of not less than $120,000,000. Upon any such determination by Agent, Borrowers, Agent and Lenders agree to amend this Section 6.2 to incorporate such minimum Net Invoiced Revenues.”

(b) Section 10.1(n) of the Credit Agreement is hereby deleted in its entirety and restated to read as follows:

“(n) Borrowers shall fail to provide, on or before February 26, 2010, (i) evidence of (A) the receipt of an equity contribution by Holdings in a minimum amount of $10,000,000 on terms that are reasonably acceptable to Agent and (B) a subsequent contribution by Holdings to Sagent of the proceeds of such equity contribution or (ii) evidence that Sagent has received approval from the FDA to begin manufacturing the Product commonly known as Heparin; and”

(c) Section 10.1 of the Credit Agreement is hereby amended to add a new subsection (o) in alphabetical order to read as follows:

“(o) Borrowers shall fail to deliver the financial projections and/or plans required pursuant to Section 6.2 by the date set forth therein.”

Section 4 Representations and Warranties. To induce Agent and Lender to enter into this Agreement, Borrower represents and warrants that:

(a) No Default. No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to this Agreement;

(b) Representations and Warranties. As of the date hereof and, after giving effect to this Agreement and the transactions contemplated hereby, the representations and warranties of Borrower contained in the Financing Documents are true and correct in all respects on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(c) Organizational Authority. (i) The execution, delivery and performance by Borrower of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action, (ii) this Agreement is the legal, valid and binding obligation of Borrower enforceable in accordance with its terms and (iii) neither the execution, delivery or performance by Borrower of this Agreement (1) violates any Law, or any other rule or decree of any Governmental Authority, (2) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, except for such conflicts, breaches, terminations, defaults or accelerations that would not reasonably be expected to have a Material Adverse Effect, (3) results in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral, (4) violates or conflicts with the by-laws or other organizational documents of Borrower, or (5) requires the consent, approval or authorization of, or declaration or filing with, any other Person, except for those already duly obtained.

Section 5 Conditions Precedent. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) No Default. No Default or Event of Default under the Credit Agreement, subject to the waiver granted pursuant hereto, shall have occurred and be continuing.

(b) Warranties and Representations. After giving effect to this Agreement and the transactions contemplated hereby, the warranties and representations of Borrower contained in the Financing Documents shall be true and correct as of the effective date hereof, with the same effect as though made on such date, except to the extent that such warranties and representations expressly relate to an earlier date.

(c) Other Requirements. Agent shall have received such other documentation which it shall have reasonably requested pursuant to this Agreement.

Section 6 Reference to and Effect on Financing Documents.

(a) Ratification. Except as specifically amended above, the Credit Agreement and the other Financing Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not effect a novation of the Credit Agreement or any other Financing Document. Borrower hereby ratifies and reaffirms each of the terms and conditions of the Financing Documents and all of its obligations thereunder.

(b) No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver (except to the limited extent set forth in Section 1 hereof) of any right, power or remedy of Lenders or Agent under the Credit Agreement or any of the other Financing Documents.

(c) References. Upon the effectiveness of this Agreement each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Financing Document to “the Agreement” or “the Credit Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereto.

Section 7 Releases; Indemnities.

(a) Borrower hereby agrees that its obligation to indemnify and hold the Indemnitees harmless as set forth in the Credit Agreement shall include an obligation to indemnify and hold the Indemnitees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of, any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other document executed in connection herewith, other than arising out of such Indemnitees' gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement, the Credit Agreement and the other Financing Documents.

Section 8 Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of Borrower, Agent and Lenders and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c) Fees and Expenses. Borrower shall be responsible for the payment of all expenses and fees of Agent and all reasonable fees of Agent’s counsel incurred in connection with the preparation of this Amendment and any related documents. Borrower hereby authorizes Agent to deduct all of such fees set forth in this Section 8 from the proceeds of the Revolving Credit Loans made under the Credit Agreement.

(d) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(g) Incorporation of Credit Agreement Provisions. The provisions contained in Section 12.10 (Governing Law) and Section 12.11 (Jury Waiver) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in there entirety.

[Signatures follow]

Signature Page to Limited Waiver and Amendment No. 1 Regarding Credit Agreement

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, the undersigned have executed this Agreement under seal as of the day and year first hereinabove set forth.

BORROWER:	SAGENT PHARMACEUTICALS, a
Wyoming corporation

	By:	/s/ Ronald Pauli	(SEAL)
	Name:	Ronald Pauli
	Title:	Chief Financial Officer

Signature Page to Limited Waiver and Amendment No. 1 Regarding Credit Agreement

AGENT and LENDER:	MIDCAP FUNDING I, LLC, a Delaware limited liability company as Agent and Lender

	By:	/s/ Brett Robinson	(SEAL)
	Name:	Brett Robinson
	Title:	Managing Director